Exhibit 5.1

April 23, 2026	Direct Dial: 416.862.6647
Our Matter Number: 1281394

Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2400
Toronto, Ontario
M5G 2C8

Dear Sirs/Mesdames:

Re: Registration Statement on Form F-1

We have acted as Canadian counsel for Xanadu Quantum Technologies Limited (the “Corporation”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”), in connection with the filing of a Registration Statement on Form F-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), including the related prospectus in the Registration Statement (the “Prospectus”), covering the registration of:

i.	the issuance by the Corporation of up to 157,960 subordinate voting shares, without par value (“Class B Subordinate Voting Shares”), issuable upon the exercise of warrants issued to the Royal Bank of Canada (the “RBC Warrants,” and such shares, the “RBC Warrant Shares”) by the holders thereof other than the Royal Bank of Canada; and

ii.	the resale by certain selling securityholders of:

(a)	up to 157,960 RBC Warrant Shares;

(b)	up to 254,709,401 Class B Subordinate Voting Shares issuable upon the conversion of multiple voting shares, without par value (“Class A Multiple Voting Shares”) issued in connection with the Business Combination;

(c)	up to 517,527 Class B Subordinate Voting Shares issuable upon the conversion of Class A Multiple Voting Shares, which were issued to SFTrust Holdings, LLC upon the prior exercise of previously issued warrants to purchase Class A Multiple Voting Shares (the “SVS Warrants”) (together, (b) and (c), the “MVS Shares”);

(d)	up to 2,975,499 Class B Subordinate Voting Shares issued to certain legacy shareholders of Old Xanadu in connection with the Business Combination;

(e)	up to 27,500,000 Class B Subordinate Voting Shares issued in connection with private placements pursuant to subscription agreements entered into on November 3, 2025 (the “Subscription Agreements”);

(f)	up to 7,333,333 Class B Subordinate Voting Shares originally issued to Crane Harbor Sponsor, LLC (the “Sponsor”); and

(g)	up to 704,000 Class B Subordinate Voting Shares originally issued by CHAC to the Sponsor in a private placement in connection with the CHAC IPO (collectively, (d)-(g), the “Shares”).

Any terms used in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

I.	Materials Reviewed

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Corporation as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents:

(a)	the Registration Statement (including any annexes and exhibits thereto);

(b)	the Prospectus;

(c)	the Plan of Arrangement;

(d)	the certificate and articles of the Corporation;

(e)	the by-laws of the Corporation;

(f)	the certificate and articles of arrangement in respect of Old Xanadu;

(g)	the certificate and articles of arrangement in respect of CHAC;

(h)	the Subscription Agreements;

(i)	the warrant certificates which represented the SVS Warrants prior to exercise; and

(j)	the warrant certificate representing the RBC Warrants.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

II.	Assumptions and Reliances

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

(e)	all required consideration (in whatever form) for the securities issued by Old Xanadu and CHAC was paid in money or in property (other than a promissory note or promise to pay) or past service that is not less in value than the fair value equivalent of the money that such entities would have received if the securities issued by them had been issued for money.

We have relied upon a certificate of an officer of the Corporation with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

III.	Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein.

IV.	Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	The RBC Warrants are enforceable obligations of the Corporation.

2.	The RBC Warrant Shares to be issued upon the valid exercise of the RBC Warrants (including payment of the applicable exercise price) in accordance with the terms of the RBC Warrants have been duly authorized and will, upon issuance in accordance with the terms and conditions of the RBC Warrants, be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

3.	The Shares have been duly authorized and validly issued as fully paid and non-assessable shares of the Corporation.

4.	The MVS Shares to be issued upon the valid conversion of the Class A Multiple Voting Shares held by the selling securityholders in accordance with the terms of the Class A Multiple Voting Shares have been duly authorized and will, upon issuance in accordance with the terms and conditions of the Class A Multiple Voting Shares, be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

V.	Consent and Qualifications

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission. This opinion is furnished for the sole benefit of the Corporation and may not be relied upon by any other person or entity or quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Osler, Hoskin & Harcourt LLP